Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President and Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
Investor Relations Counsel
(212) 704-9727

BUY.COM

Contact:	Larisa Hall (larisa@buy.com)

(949) 389-2299

Trans World Entertainment selects BuyServices to provide complete E-commerce services for its FYE, “For Your Entertainment” website, fye.com

Albany, NY, February 25, 2004 — Trans World Entertainment Corporation (Nasdaq: TWMC) today announced that BuyServices Inc., a wholly owned subsidiary of Buy.com, will supply an e-commerce outsource solution for Trans World Entertainment’s mall-based FYE, “For Your Entertainment”, stores.  The new and improved FYE.com site will have the same look and feel as today and will have an expanded product line.  In addition to music, movies and games, it will include electronics, boutique and accessories.

Beginning in August 2004, BuyServices will provide a fully hosted e-commerce solution for FYE.com.  The turnkey solution allows FYE to leverage its brand and current customers with its own storefront, FYE.com, while at the same time taking advantage of the e-commerce capabilities that the BuyServices’ engine offers.

“We selected BuyServices for its retail experience and proven success operating e-commerce engines,” commented Fred Fox, Trans World’s Executive Vice President of Merchandising and Marketing.  “We look forward to leveraging BuyServices’ well-established and trusted technology to gain a competitive advantage in our market.”

“We are excited to assist FYE in offering their customers easy access to a host of great entertainment products, including music, movies, games,” said Sherman Atkinson, President of BuyServices.  “We are confident that our technical abilities will allow us to achieve the high customer service standards of FYE and improve the overall shopping experience on FYE.com.”

Trans World Entertainment is a leading specialty retailer of music and video products. The Company operates over 850 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com and www.wherehouse.com. In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s and Planet Music.

BuyServices is a wholly owned subsidiary of Buy.com and is the power behind BuyMusic.com, the world’s first digital download service for PC users.  BuyServices also develops and operates a cross platform capable, fully hosted e-commerce solution for content providers, information portals and wireless service providers.  For more information, please visit the company’s web site at www.buyservices.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.